FOR IMMEDIATE RELEASE

May 12, 2004

                          THE WALT DISNEY COMPANY REPORTS HIGHER RESULTS FOR THE QUARTER AND SIX MONTHS ENDED
                                                            MARCH 31, 2004

o        EPS for the second fiscal quarter grew 73% versus the prior year, led by segment operating income growth at the Media
         Networks, Parks and Resorts and Consumer Products segments, partially offset by a decline at Studio Entertainment

o        Cash flow from operations for the first half of the year was $2.5 billion, well more than double the prior-year period.
         Free cash flow for the first half of the year totaled $2.0 billion compared to $481 million for the first half of the prior year

         BURBANK, Calif. - The Walt Disney Company today reported earnings for the quarter and six months ended March 31, 2004.

         Diluted earnings per share for the second quarter were $0.26, up 73% from $0.15 in the prior-year second quarter.

         For the six month period, diluted earnings per share were $0.59, which was an increase of $0.38 from the prior-year period before the cumulative effect of an accounting change.  Earnings per share for the first quarter of the prior year included an approximately $0.04 negative impact due to the write-off of an aircraft leveraged lease investment.

         "Disney is benefiting from the unique strengths of the Company's assets as well as the long-term growth strategies we've put in place as we are seeing solid growth in attendance at our theme parks from both domestic and international visitors, in global sales of DVDs and in the financial results of our Media Networks businesses," said Michael Eisner, Disney chief executive officer.
"Disney's talented and experienced management team is committed to creating the best in quality family entertainment while maintaining an unwavering focus on increasing earnings, cash flow and returns on invested capital."

         Revenues, segment operating income, income before the cumulative effect of accounting change, net income and diluted earnings per share amounts for the quarter and six months are as follows (in millions, except per share amounts):

                                                Three Months Ended                            Six Months Ended
                                                      March 31,                                   March 31,
                                            ----------------------------               -----------------------------
                                                2004(1)       2003(2)        Change        2004(1)       2003(2)         Change
                                            -------------  -------------  -----------  -------------  --------------  -----------
Revenues                                     $   7,189      $   6,500          11%     $  15,738      $   13,670          15%
Segment operating income                         1,120            814          38%         2,391      $    1,296          84%
Income before the cumulative
  effect of accounting change                $     537      $     314          71%     $   1,225      $      421         191%
Net income                                   $     537      $     314          71%     $   1,225      $      350         250%
Diluted earnings per share
  before the cumulative effect
  of accounting change                       $    0.26      $    0.15          73%     $    0.59      $     0.21         181%
Diluted earnings per share                   $    0.26      $    0.15          73%     $    0.59      $     0.17         247%

   (1)   As discussed further below, the Company adopted FIN 46R and as a result, consolidated the balance sheets of Euro Disney and
         Hong Kong Disneyland as of March 31, 2004.  FIN 46R requires that Euro Disney and Hong Kong Disneyland's operating results continue to be accounted for on the equity method for the three and six-month periods ended March 31, 2004.  The
         Company will consolidate their income and cash flow statements beginning April 1, 2004, the beginning of the Company's fiscal third quarter.

   (2)   The Company adopted EITF No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) effective at the beginning of fiscal 2003.  Accordingly, the prior-year second quarter and year-to-date results have been restated to reflect the implementation of EITF 00-21.

Fiscal 2004 Outlook
         Barring negative changes in the environment and given the strength of our recent results and the positive trends we are seeing in our businesses, we now believe that we will deliver growth in earnings for the full year of 50% or more excluding the potential impact from items like the sale of the Disney Stores, versus the $0.65 reported last year.  We are also keeping an eye on the exposure we have from airline lease investments made in the early nineties, which could impact our outlook as discussed more fully in our quarterly report on Form 10-Q.  We are also expecting to deliver double-digit average annual earnings growth from 2004 through at least 2007.

Operating Results
Studio Entertainment
         Studio Entertainment revenues increased 16% to $2.2 billion and segment operating income decreased 26% to $153 million. The decline in segment operating income for the quarter primarily reflected declines in worldwide theatrical motion picture distribution, partially offset by increases in worldwide home entertainment. Current quarter theatrical results reflected higher film write-downs and higher marketing and distribution costs for films released after the quarter-end. In addition, results reflected the performance during the quarter of Cold Mountain, Hidalgo and Miracle, compared to the prior-year quarter which included the stronger overall performance of Chicago, Bringing Down the House and Shanghai Knights. Increases in worldwide home entertainment reflected higher DVD sales. The current quarter results included The Lion King 1½, Finding Nemo, Pirates of the
Caribbean and Brother Bear as compared to the prior-year quarter, which included Signs, Sweet Home Alabama and 101 Dalmatians II:
Patch's London Adventure.

Media Networks
         Media Networks revenues for the quarter increased 7% to $2.8 billion, and segment operating income increased 76% to $704 million.  See Table A for further detail of Media Networks results.

         Cable Networks contributed $171 million of the increase in segment operating income, primarily due to higher affiliate
revenue at ESPN.   Cable results also benefited from higher advertising revenues and the favorable impact of a bankruptcy settlement with a cable operator in Latin America, partially offset by higher programming costs.  Higher affiliate revenue at ESPN was due primarily to contractual rate adjustments.

         During the quarter, the Company reached a settlement with DirecTV Latin America, the Company's major distributor in that region, which had declared bankruptcy in fiscal 2003.  As a result of the settlement, the Company received payment for receivables that had been fully reserved in the second quarter of the prior year and prior period revenues that had not been previously recognized.

         Broadcasting contributed $133 million of the increase in segment operating income, primarily due to higher advertising rates received in the upfront sales market and the absence of the Super Bowl in the current-year quarter, partially offset by the impact of lower ratings at the ABC television network.

Parks and Resorts
         Parks and Resorts revenue for the quarter increased 12% to $1.7 billion and segment operating income increased 21% to $188 million.

         The increase in revenue at Parks and Resorts reflected higher theme park attendance and hotel occupancy at the Walt Disney
World Resort. Higher visitation from both domestic and international tourists as well as residents reflected the continued success of Mission: SPACE, Mickey's PhilharMagic and Disney's Pop Century Resort and improvements in travel and tourism as well as the impact of promotional programs offered during the quarter.

         The revenue increases were partially offset by higher operating costs due primarily to higher volume-related and employee benefit costs, and increased depreciation expense.  Increased depreciation was driven by investments in new resort properties and theme park attractions including Disney's Pop Century Resort, Mission: SPACE and Mickey's PhilharMagic and information technology systems.

         Parks and Resorts results also reflected higher theme park attendance, hotel occupancy and guest spending at the Disneyland
Resort. Higher theme park attendance and hotel occupancy at the Disneyland Resort were driven by promotional programs offered during the quarter. These increases were more than offset by higher operating costs primarily due to fixed asset retirements and higher volume-related, marketing and employee benefits costs.

         Higher employee benefits costs at both Walt Disney World and Disneyland reflected increased pension and post-retirement medical costs, which grew by $34 million across the entire segment.  On a full year basis, we expect that these costs will increase by approximately $137 million over the prior year.

Consumer Products
         Revenues for the quarter increased 2% to $512 million and segment operating income increased 42% to $75 million.

         Results for the quarter were driven by improvements at the Disney Store and at Publishing, partially offset by a decrease at Buena Vista Games. The improvement at the Disney Store reflected decreased losses due to overhead savings and gross margin improvements at continuing stores in North America as well as the impact of the closure of underperforming stores. Publishing growth reflected strong performance of Finding Nemo products and W.i.t.c.h. magazine sales in Europe. The decrease at Buena Vista Games was due to a contract termination payment received in the prior-year quarter. Licensing results for the quarter increased modestly versus the prior-year quarter as the current quarter reflected strong sales of the Disney Princess line and continued strong performance of direct-to-retail license agreements in Europe.

Corporate and Unallocated Shared Expenses
         Corporate and unallocated shared expenses decreased 12% to $82 million for the quarter.  The decrease for the quarter reflected adjustments to litigation reserves, partially offset by administrative cost increases.

Net Interest Expense
         Net interest expense was as follows:
                                                                                   Quarter Ended
                                                                                     March 31,
                                                                       ---------------------------------------
(in millions)                                                               2004                   2003
                                                                       ----------------       ----------------
Interest expense                                                         $      (140)           $      (172)
Interest and investment income (loss)                                             (7)                    (6)
                                                                           ------------           ------------
Net interest expense                                                     $      (147)           $      (178)
                                                                           ============           ============

         Interest expense decreased by 19% to $140 million primarily reflecting lower average debt balances.

Equity in the Income of Investees
         Income from equity investees, consisting primarily of Euro Disney, A&E Television, Lifetime Television and E! Entertainment
Television, increased 51% to $77 million for the quarter primarily due to higher affiliate and advertising revenue at Lifetime, A&E,
E!, and the History Channel, partially offset by a decline at Euro Disney due to higher costs.

         FIN 46 In December 2003, the Financial Accounting Standards Board amended FASB Interpretation No. 46, Consolidation of
Variable Interest Entities (FIN 46) by issuing FIN 46R which generally deferred the effective date of FIN 46 to March 31, 2004. The
Company adopted FIN 46R and, as a result, consolidated the balance sheets of Euro Disney and Hong Kong Disneyland on March 31, 2004.
See Table D for the condensed consolidating balance sheet of the Company, reflecting the impact of consolidating Euro Disney and
Hong Kong Disneyland as of March 31, 2004. Under FIN 46R, the operating results of Euro Disney and Hong Kong Disneyland continue to be accounted for on the equity method for the six-month period ended March 31, 2004. The Company will consolidate the income and cash flow statements of Euro Disney and Hong Kong Disneyland beginning April 1, 2004.

         The recognition of additional liabilities as a result of consolidating Euro Disney and Hong Kong Disneyland does not result in any incremental increase in the level of claims on the general assets of the Company and its other subsidiaries; rather, the additional liabilities represent claims against the additional assets recognized by the Company as a result of the consolidations.
Conversely, the additional assets recognized as a result of consolidating Euro Disney and Hong Kong Disneyland do not represent additional assets of the Company that could be used to satisfy claims by the creditors of the Company and its other subsidiaries.

         Quarterly results for fiscal 2003 and the first two quarters of fiscal 2004, as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of fiscal 2003, are presented at Table C.

Balance Sheet and Cash Flow

         Total borrowings and net borrowings are detailed below (in millions):
                                                          March 31,        Sept. 30,           Change
                                                            2004              2003
                                                       ---------------- ----------------- -----------------
Amounts including Euro Disney
  and Hong Kong Disneyland(1):
Current portion of borrowings(2)                         $     5,354      $      2,457      $      2,897
   Long-term borrowings                                        9,961            10,643              (682)
                                                          -------------     -------------    --------------
   Total borrowings                                           15,315            13,100             2,215
   Cash and cash equivalents                                  (3,148)           (1,583)           (1,565)
                                                          -------------     -------------    --------------
Net borrowings (3)                                       $    12,167      $     11,517      $        650
                                                          =============     =============    ==============

Net borrowings (3)                                       $    12,167      $     11,517      $        650
Less: net borrowings of Euro Disney                           (2,372)               --            (2,372)
   and Hong Kong Disneyland(1)                            -------------     -------------    --------------
Net borrowings excluding Euro Disney                     $     9,795      $     11,517      $     (1,722)
   and Hong Kong Disneyland (4)                           =============     =============    ==============

   (1)   As discussed above, pursuant to FIN 46R, the Company consolidated the balance sheets of Euro Disney and Hong Kong
         Disneyland as of March 31, 2004.

   (2)   All of Euro Disney's borrowings totaling $2.3 billion are classified as current liabilities in the condensed consolidated balance sheet as they are subject to acceleration if an agreement with their lenders and the Company is not achieved by
         May 31, 2004.

   (3)   Net borrowings is a non-GAAP financial metric.  See the discussion of non-GAAP financial metrics that follows.

   (4)   Net borrowings excluding Euro Disney and Hong Kong Disneyland is a non-GAAP financial metric.  See the discussion of non-GAAP financial metrics that follows below.

         Excluding the impact of consolidating Euro Disney and Hong Kong Disneyland, net borrowings decreased from $11.5 billion at
September 30, 2003 to $9.8 billion at March 31, 2004 driven by strong free cash flow for the six months ended March 31, 2004.

         Cash provided by operations and free cash flow for the six months ended March 31, 2004 are detailed below (in millions):

                                                           Six Months Ended
                                                                March 31,
                                                     ----------------------------
                                                          2004            2003          Change
                                                     -------------    ------------  --------------

Cash provided by operations                         $     2,504      $      929    $      1,575
Investments in parks, resorts and                          (468)           (448)            (20)
  other property
                                                      ------------    ------------   -------------
Free cash flow (1)                                  $     2,036      $      481    $      1,555
                                                      ============    ============   =============

   (1)   Free cash flow is a non-GAAP financial metric.  See the discussion of non-GAAP financial metrics that follows below.

         The increase in free cash flow for the six months as compared to the prior-year period was due primarily to higher earnings, lower film and television production spending and decreased funding to Euro Disney through its line of credit.

         Investments in parks, resorts and other property were primarily for new rides and attractions at the theme parks and company-wide information technology projects.  Capital expenditures by business segment are as follows (in millions):

                                                                                   Six Months Ended March 31,
                                                                          ---------------------------------------------
                                                                                 2004                     2003
                                                                          --------------------     --------------------
Media Networks                                                              $         75              $        60
Parks and Resorts                                                                    301                      255
Studio Entertainment                                                                  16                       24
Consumer Products                                                                      6                       15
Corporate and unallocated shared expenditures                                         70                       94
                                                                             -----------------         ----------------
                                                                            $        468              $       448
                                                                             =================         ================

Euro Disney
         During November 2003, Euro Disney obtained waivers from its lenders, effective through March 31, 2004, with respect to debt covenants for fiscal 2003. On March 22, 2004, Euro Disney obtained an extension of these waivers through May 31, 2004. The waivers are expected to give Euro Disney, its lenders and the Company time to find a resolution to Euro Disney's financial situation. In conjunction with the extension, the Company agreed to replace its supplemental €45 million subordinated credit facility, which expired on March 31, 2004, with a €25 million ($31 million at March 31, 2004 exchange rates) subordinated credit facility, which will expire on May 31, 2004. Additionally, Euro Disney agreed not to allow the outstanding balance of its €168 million ($207 million at March 31, 2004 exchange rates) line of credit with the Company to fall below €110 million during the extension period. As of
March 31, 2004, Euro Disney had borrowed €110 million ($136 million at March 31, 2004 exchange rates) on this credit line. This line of credit is excluded from the Company's balance sheet as it is eliminated when consolidating Euro Disney. As of May 7, 2004, Euro
Disney had not borrowed any amounts under the €25 million subordinated credit facility and the balance of the €168 million credit facility was €125 million ($149 million at May 7, 2004 exchange rates).

         Euro Disney is currently engaged in discussions with its lenders and the Company to obtain supplemental financing to address its cash requirements. Such financing may include an extension or change in the terms associated with the Company's credit line and/or additional commitments from the Company. If a resolution to Euro Disney's future financing needs is not obtained by May
31, 2004 and assuming the waiver period is not extended again, the waivers would expire and Euro Disney's lenders could accelerate the maturity of Euro Disney's debt. Should that occur, Euro Disney would be unable to meet all of its debt obligations. The Company believes that Euro Disney will ultimately obtain the requisite loan modifications and additional financing; however, there can be no assurance that this will be the case. Should Euro Disney be unable to obtain loan modifications and/or additional financing, the assets of Euro Disney could become impaired, potentially resulting in corresponding charges in our consolidated financial statements.

Non-GAAP Financial Metrics

         This earnings release presents net borrowings, net borrowings excluding Euro Disney and Hong Kong Disneyland, free cash flow and aggregate segment operating income which are important financial metrics for the Company but are not GAAP-defined metrics.
Net borrowings - The Company believes that net borrowings provide investors with useful information regarding our financial condition. Net borrowings reflects the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.
Net borrowings excluding Euro Disney and Hong Kong Disneyland - The Company uses net borrowings excluding Euro Disney and Hong Kong
Disneyland to evaluate claims on the general assets of the Company separate from the claims on the assets of Euro Disney and Hong
Kong Disneyland.  The Company believes that this information is useful to investors because it allows investors to evaluate the effects on our borrowings and cash and cash equivalents resulting from the adoption of FIN 46R.  In addition, it allows investors to evaluate the claims on our general assets separate from the claims on the assets of the separate entities, and it gives investors the opportunity to evaluate the ability to satisfy debt obligations from the assets that actually back its obligations.

         The following table reconciles net borrowings excluding Euro Disney and Hong Kong Disneyland to total borrowings and net borrowings (in millions):

                                                      Amounts excluding Euro
                                                       Disney and Hong Kong      Euro Disney and Hong             Total
                                                            Disneyland              Kong Disneyland               TWDC
                                                      -----------------------  ------------------------- ---------------------
Current portion of borrowings                         $        3,092           $          2,262          $          5,354
Long-term borrowings                                           9,577                        384                     9,961
                                                      -----------------------   ------------------------   -------------------
Total borrowings                                              12,669                      2,646                    15,315
Cash and cash equivalents                                     (2,874)                      (274)                   (3,148)
                                                      -----------------------   ------------------------   -------------------
Net borrowings                                        $        9,795           $          2,372          $         12,167
                                                      =======================   ========================   ===================

Free cash flow - The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends.
Aggregate segment operating income - The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  The Company believes that aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
         These measures should be used in conjunction with GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP.  Net borrowings, net borrowings excluding Euro Disney and
Hong Kong Disneyland, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

                                                          FORWARD-LOOKING STATEMENTS

         Management believes certain statements in this earnings release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives and information technology improvements, as well as from developments beyond the Company's control, including international, political, health concern and military developments that may affect travel and leisure businesses generally and changes in domestic and global economic conditions that may, among other things, affect the performance of the Company's theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits and demand for consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant company businesses.

         Additional factors are set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2003 under the heading "Factors that may affect forward-looking statements."

                                                        The Walt Disney Company
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                            (unaudited, in millions, except per share data)

                                                                        Three Months Ended                Six Months Ended
                                                                             March 31,                        March 31,
                                                                    ------------------------------  --------------------------------
                                                                           2004            2003             2004             2003
                                                                    --------------  --------------    -------------   --------------

Revenues                                                             $    7,189      $    6,500        $  15,738       $   13,670

Costs and expenses                                                       (6,153)         (5,786)         (13,537)         (12,581)

Restructuring and impairment charges                                         (3)             --               (3)              --

Net interest expense                                                       (147)           (178)            (295)            (474)

Equity in the income of investees                                            77              51              174              141
                                                                       -----------     -----------     ------------    -------------
Income before income taxes, minority interests and
  the cumulative effect of accounting change                                963             587            2,077              756

Income taxes                                                               (357)           (219)            (767)            (296)

Minority interests                                                          (69)            (54)             (85)             (39)
                                                                       -----------     -----------     ------------    -------------
Income before the cumulative effect of accounting
  change                                                                    537             314            1,225              421

Cumulative effect of accounting change                                       --              --               --              (71)
                                                                       -----------     -----------     ------------    -------------
Net income                                                           $      537      $      314        $   1,225       $      350
                                                                       ===========     ===========     ============    =============
Earnings per share before the cumulative effect of accounting change:
     Diluted(1)                                                      $     0.26      $     0.15      $      0.59      $      0.21
                                                                       ===========     ===========     ============     ============
     Basic                                                           $     0.26      $     0.15      $      0.60      $      0.21
                                                                       ===========     ===========     ============     ============
Earnings per share:
     Diluted(1)                                                      $     0.26      $     0.15      $      0.59      $      0.17
                                                                       ===========     ===========     ============     ============
     Basic                                                           $     0.26      $     0.15      $      0.60      $      0.17
                                                                       ===========     ===========     ============     ============
Average number of common and common equivalent
  shares outstanding:
     Diluted                                                              2,110           2,043            2,104            2,043
                                                                       ===========     ===========     ============     ============
     Basic                                                                2,048           2,042            2,047            2,042
                                                                       ===========     ===========     ============     ============

   (1)   The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes issued in
         April 2003, and adds back interest expense (net of tax) of $5 million and $10 million for the quarter and six months ended
         March 31, 2004, respectively.

                                                        The Walt Disney Company
                                                            SEGMENT RESULTS
                                                       (unaudited, in millions)

                                                 Three Months Ended                          Six Months Ended
                                                      March 31,                                   March 31,
                                           -----------------------------               -----------------------------
                                                2004           2003          Change        2004            2003          Change
                                           -------------- --------------               -------------  --------------
Revenues:
   Media Networks                             $  2,846      $   2,653           7%      $  5,960       $   5,597           6%
   Parks and Resorts                             1,669          1,485          12%         3,300           3,033           9%
   Studio Entertainment                          2,162          1,862          16%         5,126           3,753          37%
   Consumer Products                               512            500           2%         1,352           1,287           5%
                                              -----------    -----------                 -----------    ------------
                                              $  7,189      $   6,500          11%      $ 15,738       $  13,670          15%
                                              ===========    ===========                 ===========    ============
Segment operating income:
   Media Networks                             $    704      $     400          76%      $  1,048       $     329         219%
   Parks and Resorts                               188            155          21%           420             380          11%
   Studio Entertainment                            153            206         (26)%           611             344          78%
   Consumer Products                                75             53          42%           312             243          28%
                                              -----------    -----------                 -----------    ------------
                                              $  1,120      $     814          38%      $  2,391       $   1,296          84%
                                              ===========    ===========                 ===========    ============

The Company evaluates the performance of its operating segments based on segment operating income.  A reconciliation of segment operating income to income before income taxes, minority interests and the cumulative effect of accounting change is as follows:

                                                                   Three Months Ended                 Six Months Ended
                                                                       March 31,                          March 31,
                                                            --------------------------------  ---------------------------------
                                                                   2004           2003              2004             2003
                                                            ---------------  ---------------  ---------------- ----------------
Segment operating income                                      $    1,120       $      814       $     2,391     $      1,296
Corporate and unallocated shared expenses                            (82)             (93)             (185)            (195)
Amortization of intangible assets                                     (2)              (7)               (5)             (12)
Restructuring and impairment charges                                  (3)              --                (3)              --
Net interest expense                                                (147)            (178)             (295)            (474)
Equity in the income of investees                                     77               51               174              141
                                                               ------------     ------------    --------------   -------------
Income before income taxes, minority interests                $      963       $      587       $     2,077     $        756
  and the cumulative effect of accounting change               ============     ============    ==============   =============

Depreciation expense is as follows:

                                                                  Three Months Ended                 Six Months Ended
                                                                       March 31,                         March 31,
                                                            -------------------------------  ---------------------------------
                                                                 2004           2003               2004             2003
                                                            --------------- ---------------  ----------------  ---------------
Media Networks                                                $       42       $      43        $       84      $        85
Parks and Resorts                                                    181             170               358              340
Studio Entertainment                                                   6              10                10               19
Consumer Products                                                     13              18                26               33
                                                              -------------    ------------     -------------    -------------
Segment depreciation expense                                         242             241               478              477
Corporate                                                             37              28                74               53
                                                              -------------    ------------     -------------    -------------
Total depreciation expense                                    $      279       $     269        $      552      $       530
                                                              =============    ============     =============    =============

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

                                                        The Walt Disney Company
                                                      CONSOLIDATED BALANCE SHEETS
                                                 (in millions, except per share data)

                                                                                     March 31, 2004       September 30,
                                                                                                              2003
                                                                                    -----------------   ------------------
                                                                                       (unaudited)
ASSETS
Current assets
     Cash and cash equivalents                                                       $        3,148      $         1,583
     Receivables                                                                              4,612                4,238
     Inventories                                                                                742                  703
     Television costs                                                                           754                  568
     Deferred income taxes                                                                      675                  674
     Other assets                                                                               817                  548
                                                                                        -------------       --------------
         Total current assets                                                                10,748                8,314

Film and television costs                                                                     6,022                6,205
Investments                                                                                   1,256                1,849
Parks, resorts and other property, at cost
     Attractions, buildings and equipment                                                    24,785               19,499
     Accumulated depreciation                                                               (11,516)             (8,794)
                                                                                        -------------       --------------
                                                                                             13,269               10,705
     Projects in progress                                                                     1,871                1,076
     Land                                                                                     1,138                  897
                                                                                        -------------       --------------
                                                                                             16,278               12,678

Intangible assets, net                                                                        2,775                2,786
Goodwill                                                                                     16,966               16,966
Other assets                                                                                  1,051                1,190
                                                                                        -------------       --------------
                                                                                     $       55,096      $        49,988
                                                                                        =============       ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Accounts payable and other accrued liabilities                                  $        5,738      $         5,044
     Current portion of borrowings                                                            5,354                2,457
     Unearned royalties and other advances                                                    1,684                1,168
                                                                                        -------------       --------------
         Total current liabilities                                                           12,776                8,669

Borrowings                                                                                    9,961               10,643
Deferred income taxes                                                                         2,894                2,712
Other long term liabilities                                                                   3,972                3,745
Minority interests                                                                              733                  428
Commitments and contingencies
Shareholders' equity
     Preferred stock, $.01 par value
        Authorized - 100 million shares, Issued - none                                           --                   --
     Common stock                                                 Issued - none
           Common stock - Disney, $.01 par value
                 Authorized - 3.6 billion shares, Issued - 2.1 billion shares                12,327               12,154
           Common stock - Internet Group, $.01 par value
                 Authorized - 1.0 billion shares, Issued - none                                  --                   --
     Retained earnings                                                                       14,612               13,817
     Accumulated other comprehensive loss                                                     (653)                (653)
                                                                                        -------------       --------------
                                                                                             26,286               25,318
     Treasury stock, at cost, 86.7 million shares                                           (1,526)              (1,527)
                                                                                        -------------       --------------
                                                                                             24,760               23,791
                                                                                        -------------       --------------
                                                                                     $       55,096      $        49,988
                                                                                        =============       ==============

                                                        The Walt Disney Company
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (unaudited, in millions)

                                                                                             Six Months Ended
                                                                                                March 31,
                                                                                        ----------------------------
                                                                                           2004              2003
                                                                                        ----------        ----------
OPERATING ACTIVITIES
     Net income                                                                      $     1,225       $       350
                                                                                        ----------        ----------

     Depreciation                                                                            552               530
     Amortization of intangible assets                                                         5                12
     Deferred income taxes                                                                   199               141
     Equity in the income of investees                                                      (174)             (141)
     Cash distributions received from equity investees                                       175               168
     Write-off of aircraft leveraged lease                                                    --               114
     Minority interests                                                                       85                39
     Change in film and television costs                                                     243              (165)
     Changes in noncurrent assets and liabilities, and other                                 245                36
                                                                                        ----------        ----------
                                                                                           1,330               734
                                                                                        ----------        ----------
     Changes in working capital                                                              (51)             (155)
                                                                                        ----------        ----------
     Cash provided by operations                                                           2,504               929
                                                                                        ----------        ----------

INVESTING ACTIVITIES
     Investments in parks, resorts and other property                                       (468)             (448)
     Other                                                                                    39               (22)
                                                                                        ----------        ----------
     Cash used by investing activities                                                      (429)             (470)
                                                                                        ----------        ----------
FINANCING ACTIVITIES
     Borrowings                                                                               --               300
     Reduction of borrowings                                                              (1,117)           (1,072)
     Commercial paper borrowings, net                                                        622             1,226
     Dividends                                                                              (430)             (429)
     Exercise of stock options and other                                                     141                29
                                                                                        ----------        ----------
     Cash (used by) provided by financing activities                                        (784)               54
                                                                                        ----------        ----------

Increase in cash and cash equivalents                                                      1,291               513
Cash and cash equivalents due to the consolidation of Euro Disney
   and Hong Kong Disneyland                                                                  274                --
Cash and cash equivalents, beginning of period                                             1,583             1,239
                                                                                        ----------        ----------
Cash and cash equivalents, end of period                                             $     3,148       $     1,752
                                                                                        ==========        ==========

                                                                                                                           Table A

                                                            MEDIA NETWORKS
                                                       (unaudited, in millions)

                                                               Three Months Ended March 31,
                                                         -----------------------------------------
                                                               2004                    2003                Change
                                                         ------------------      -----------------    -----------------
Revenues:
     Broadcasting                                       $          1,338      $           1,407               (5)%
     Cable Networks                                                1,508                  1,246               21%
                                                         ------------------      -----------------
                                                        $          2,846      $           2,653                7%
                                                         ==================      =================
Segment operating income (loss):
     Broadcasting                                       $             28      $            (105)               n/m
     Cable Networks                                                  676                    505               34%
                                                         ------------------      -----------------
                                                        $            704      $             400               76%
                                                         ==================      =================
Depreciation expense:
     Broadcasting                                       $             25      $              24                4%
     Cable Networks                                                   17                     19              (11)%
                                                         ------------------      -----------------
                                                        $             42      $              43               (2)%
                                                         ==================      =================

                                                                Six Months Ended March 31,
                                                         -----------------------------------------
                                                               2004                    2003                Change
                                                         ------------------      -----------------    -----------------
Revenues:
     Broadcasting                                       $          2,892      $           2,971               (3)%
     Cable Networks                                                3,068                  2,626               17%
                                                         ------------------      -----------------
                                                        $          5,960      $           5,597                6%
                                                         ==================      =================
Segment operating income (loss):
     Broadcasting                                       $            176      $             (67)               n/m
     Cable Networks                                                  872                    396              120%
                                                         ------------------      -----------------
                                                        $          1,048      $             329              219%
                                                         ==================      =================

Depreciation expense:
     Broadcasting                                       $             50      $              44               14%
     Cable Networks                                                   34                     41              (17)%
                                                         ------------------      -----------------
                                                        $             84      $              85               (1)%
                                                         ==================      =================

                                                                                                                          Table B

         The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:
                                                                           Three Months Ended                Six Months Ended
                                                                                March 31,                        March 31,
                                                                       ----------------------------     ----------------------------
(unaudited, in millions)                                                  2004            2003             2004            2003
                                                                       ------------    ------------     ------------    ------------
Net income:
     As reported                                                       $    537       $     314         $  1,225        $    350
     Pro forma after option expense                                         473             244            1,104             210
Diluted earnings per share:
     As reported                                                           0.26            0.15             0.59            0.17
     Pro forma after option expense                                        0.23            0.12             0.53            0.10

         These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.  The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

         Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company's convertible senior notes.  The dilution from employee options increases as the Company's share price increases, as shown below:

                                                                               Percentage of
               Average                Total               Incremental         Average Shares        Hypothetical Q2
               Disney              In-the-Money         Diluted Shares          Outstanding               2004
             Share Price             Options                  (1)                                    EPS Impact (3)
          ------------------    -------------------    ------------------    ------------------    -------------------

     -----------------------------------------------------------------------------------------------------------------
            $   25.18                  138 mil                -- (2)                 --               $   0.000
     -----------------------------------------------------------------------------------------------------------------

                30.00                  165 mil                14 mil               0.64%                  (0.002)
                40.00                  228 mil                41 mil               1.92%                  (0.005)
                50.00                  236 mil                60 mil               2.82%                  (0.007)

     (1)   Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method.  Under the treasury stock method, the proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

     (2)   Fully diluted shares outstanding for the quarter ended March 31, 2004 total 2,110 million and include the dilutive impact of in-the-money options at the average share price for the period of $25.18 and assumes conversion of the convertible senior notes.  At the average share price of $25.18, the dilutive impact of in-the-money options was 17 million shares for the quarter.

     (3)   Based upon Q2 2004 earnings of $537 million or $0.26 diluted earnings per share.

                                                                                                                           Table C
                                                        The Walt Disney Company
                                           QUARTERLY CONSOLIDATED INCOME STATEMENT WORKSHEET
                                            (unaudited, in millions, except per share data)

As discussed earlier in this release, the Company adopted FIN 46R and as a result consolidated the balance sheets of Euro Disney and
Hong Kong Disneyland as of March 31, 2004.  Beginning April 1, 2004, the Company will consolidate the income and cash flow statements.  This supplemental worksheet presents quarterly operating results as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of fiscal 2003.

                                                      Three Months    Three Months    Three Months    Three Months
                                                         Ended           Ended           Ended            Ended      Year Ended
                                                      Dec 31, 2002    Mar 31, 2003    June 30, 2003   Sept 30, 2003  Sept 30, 2003
                                                     --------------  --------------   -------------- --------------- --------------

 Revenues:
     Media Networks                                  $    2,944       $    2,653      $     2,709     $     2,635      $    10,941
     Parks and Resorts                                    1,808            1,702            2,014           1,960            7,484
     Studio Entertainment                                 1,891            1,862            1,440           2,171            7,364
     Consumer Products                                      787              500              497             560            2,344
                                                      -------------    ------------    ------------    ------------     ----------
                                                     $    7,430       $    6,717      $     6,660     $     7,326      $    28,133
                                                      =============    ============    ============    ============     ==========
 Segment operating income (loss):
     Media Networks                                  $      (71)      $      400      $       586     $       298      $     1,213
     Parks and Resorts                                      230              112              390             267              999
     Studio Entertainment                                   138              206               71             205              620
     Consumer Products                                      190               53               39             102              384
                                                      -------------    ------------    ------------    ------------     ----------
                                                            487              771            1,086             872            3,216
 Corporate and unallocated shared expenses                 (102)             (93)            (100)           (148)            (443)
 Amortization of intangible assets                           (5)              (7)              (2)             (4)             (18)
 Gain on the sale of business                                 -                -               16               -               16
 Net interest expense                                      (319)            (205)            (213)           (157)            (894)
 Equity in the income of investees                           97               78               99              84              358
 Restructuring and impairment charges                         -                -              (15)             (1)             (16)
                                                      -------------    ------------    ------------    ------------     ----------
 Income before income taxes, minority interests and         158              544              871             646            2,219
   cumulative effect of accounting change
 Income taxes                                               (77)            (219)            (322)           (171)            (789)
 Minority interests                                          26              (11)             (47)            (60)             (92)
                                                      -------------    ------------    ------------    ------------     ----------
 Income before cumulative effect of accounting change       107              314              502             415            1,338
 Cumulative effect of accounting change                     (71)              --               --              --              (71)
                                                      -------------    ------------    ------------    ------------     ----------
 Net income                                          $       36       $      314      $       502     $       415      $     1,267
                                                      =============    ============    ============    ============     ==========
 Earnings per share before cumulative effect of
  accounting change:
     Diluted (1)                                     $     0.05       $     0.15      $      0.24     $      0.20      $      0.65
                                                      =============    ============    ============    ============     ===========
     Basic                                           $     0.05       $     0.15      $      0.25     $      0.20      $      0.65
                                                      =============    ============    ============    ============     ===========

 Earnings per share after cumulative effect of
   accounting change:
     Diluted (1)                                     $     0.02       $     0.15      $      0.24     $      0.20      $      0.62
                                                      =============    ============    ============    ============     ===========
     Basic                                           $     0.02       $     0.15      $      0.25     $      0.20      $      0.62
                                                      =============    ============    ============    ============     ===========

(1)  The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes issued in April
     2003, and adds back interest expense (net of tax) of $4 million, $6 million and $10 million for the third quarter, fourth quarter and year, respectively.

                                                                                                                          Table C

                                                        The Walt Disney Company
                                     QUARTERLY CONSOLIDATED INCOME STATEMENT WORKSHEET - continued
                                            (unaudited, in millions, except per share data)

As discussed earlier in this release, the Company adopted FIN 46R and as a result consolidated the balance sheets of Euro Disney and
Hong Kong Disneyland as of March 31, 2004.  Beginning April 1, 2004, the Company will consolidate the income and cash flow statements.  This supplemental worksheet presents quarterly operating results as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of fiscal 2003.

                                                        Three Months     Three Months         Six
                                                            Ended            Ended       Months Ended
                                                        Dec 31, 2003     Mar 31, 2004    Mar 31, 2004
                                                       --------------- --------------------------------

 Revenues:
     Media Networks                                    $    3,114       $    2,846      $     5,960
     Parks and Resorts                                      1,944            1,940            3,884
     Studio Entertainment                                   2,964            2,162            5,126
     Consumer Products                                        840              512            1,352
                                                        --------------   --------------  --------------
                                                       $    8,862       $    7,460      $    16,322
                                                        ==============   ==============  ==============
 Segment operating income:
     Media Networks                                    $      344       $      704      $     1,048
     Parks and Resorts                                        238              139              377
     Studio Entertainment                                     458              153              611
     Consumer Products                                        237               75              312
                                                        --------------   --------------  --------------
                                                            1,277            1,071            2,348

 Corporate and unallocated shared expenses                   (103)             (82)            (185)
 Amortization of intangible assets                             (3)              (2)              (5)
 Restructuring and impairment charges                          --               (3)              (3)
 Net interest expense                                        (181)            (183)            (364)
 Equity in the income of investees                            113              124              237
                                                        --------------   --------------  --------------
Income before income taxes and minority interests           1,103              925            2,028
 Income taxes                                                (410)            (357)            (767)
 Minority interests                                            (5)             (31)             (36)
                                                        --------------   --------------  --------------
 Net income                                            $      688       $      537      $     1,225
                                                        ==============   ==============  ==============

 Earnings per share:
     Diluted (1)                                       $     0.33       $     0.26      $      0.59
                                                        ==============   ==============  ==============
     Basic                                             $     0.34       $     0.26      $      0.60
                                                        ==============   ==============  ==============

(1)  The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes issued in April
     2003, and adds back interest expense (net of tax) of $5 million, $5 million and $10 million for the first quarter, second quarter and six months ended March 31, 2004, respectively.

                                                                                                                           Table D
                                                        The Walt Disney Company
                                            CONDENSED CONSOLIDATING BALANCE SHEET WORKSHEET
                                            (unaudited, in millions, except per share data)

As discussed earlier in this release, the Company adopted FIN 46R and as a result consolidated the balance sheets of Euro Disney and
Hong Kong Disneyland as of March 31, 2004.  This supplemental worksheet presents the condensed consolidating balance sheet of the
Company, reflecting the impact of consolidating the balance sheets of Euro Disney and Hong Kong Disneyland as of March 31, 2004.

                                                                 Euro Disney,
                                          TWDC before Euro         Hong Kong
                                           Disney and Hong      Disneyland and
                                           Kong Disneyland        Adjustments          TWDC
                                          ------------------   ------------------   ------------

Cash and cash equivalents               $           2,874    $             274    $     3,148
Other current assets                                7,418                  182          7,600
                                          ------------------   ------------------   ------------
  Total current assets                             10,292                  456         10,748
Investments                                         1,880                  (624)        1,256
Fixed assets                                       12,500                3,778         16,278
Intangible assets                                   2,775                   --          2,775
Goodwill                                           16,966                   --         16,966
Other assets                                        7,002                   71          7,073
                                          ------------------   ------------------   ------------
Total assets                            $          51,415    $           3,681    $    55,096
                                          ==================   ==================   ============

Current portion of borrowings(1)        $           3,092    $           2,262    $     5,354
Other current liabilities                           6,742                  680          7,422
                                          ------------------   ------------------   ------------
  Total current liabilities                         9,834                2,942         12,776
Borrowings                                          9,577                  384          9,961
Deferred income taxes                               2,894                   --          2,894
Other long-term liabilities                         3,836                  136          3,972
Minority interest                                     514                  219            733
Shareholders' equity                               24,760                   --         24,760
                                          ------------------   ------------------   ------------
Total liabilities and
  shareholders' equity                  $          51,415    $           3,681    $    55,096
                                          ==================   ==================   ============

     (1) All of Euro Disney's borrowings are classified as current as they are subject to acceleration if an agreement with their lenders and the Company is not achieved by May 31, 2004.

         Management believes that recognition of additional liabilities as a result of consolidating Euro Disney and Hong Kong
Disneyland does not result in any incremental increase in the level of claims on the general assets of the Company and its other subsidiaries; rather, they represent claims against the additional assets recognized by the Company as a result of the consolidations. Conversely, we believe that additional assets recognized as a result of consolidating Euro Disney and Hong Kong
Disneyland do not represent additional assets of the Company that could be used to satisfy claims by the creditors of the Company and its other subsidiaries.